SUB-ITEM 77M
Mergers

Nuveen Enhanced Municipal Credit Opportunities Fund f/k/a Nuveen Dividend Advantage Municipal Fund 3

811-10345

On April 11, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Municipal Advantage Fund, Inc., Nuveen Premium
Income Municipal Fund 4, Inc. and Nuveen Dividend
Advantage Municipal Fund 2 were transferred to the Nuveen Dividend Advantage Municipal Fund 3. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on October 22, 2015, Accession No. 0001193125-15-350920, which materials are herein incorporated by reference.